Exhibit 99

175 Ghent Road

Fairlawn, Ohio 44333

www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS FIRST QUARTER

2007 LOSS PER DILUTED SHARE OF $0.12

•	Weak residential housing-related markets drove decline in 1Q 2007 volumes

•	New wins in paper, commercial refurbishment, laminate and carpet markets expected to boost volumes over remainder of 2007

•	Company expects improved year-over-year 2007 earnings from continuing operations

FAIRLAWN, OHIO, March 19, 2007 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss from continuing operations of $5.1 million, or $0.12 per diluted share, for the first quarter of 2007, compared to a loss from continuing operations of $2.4 million, or $0.05 per diluted share, for the first quarter of 2006. Including discontinued operations, the net loss for the first quarters of 2007 and 2006 was $5.1 million, or $0.12 per diluted share, and $4.3 million, or $0.10 per diluted share, respectively. Net sales decreased $5.0 million, to $164.8 million, for the first quarter of 2007 as compared to $169.8 million during the same period a year ago. Contributing to the sales decrease in the first quarter of 2007 was a reduction in unit volume of $9.7 million partially offset by sales price increases of $2.8 million and favorable foreign exchange conversion of $1.9 million. Cost of goods sold for the first quarter of 2007 decreased $1.0 million to $134.7 million versus the same quarter last year, driven by lower manufacturing costs of $4.4 million partially offset by higher raw material costs of $2.3 million, increased transportation costs of $0.7 million, and increased health care expenses of $0.4 million.

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Gross profit decreased to $30.1 million, with gross profit margins of 18.3%, in the first quarter of 2007 as compared to $34.1 million, with gross profit margins of 20.1%, in the first quarter of 2006. Selling, general and administrative expense in the first quarter of 2007 decreased $0.7 million to $25.4 million, or 15.4% of sales, despite an enterprise resource planning (ERP) implementation cost of $0.3 million and higher health care costs of $0.4 million. This compares to $26.1 million, or 15.4% of net sales, in the first quarter of 2006. Earnings from the Company’s Asian joint ventures were $0.1 million in the quarter as compared to $0.3 million for the first quarter of last year, which were negatively impacted by $0.4 million related to value added tax.

No domestic income taxes were paid or provided for due to U.S. net operating loss carry-forwards and a full valuation allowance. Also included in the quarter are certain items that management excludes when evaluating the results of the Company. Those items for the first quarter of 2007 included restructuring and severance expenses of $0.3 million related primarily to the elimination of positions previously announced in the fourth quarter of 2006.

Interest expense decreased to $4.7 million for the first quarter of 2007 as compared to $5.2 million for the same period a year ago, due to lower average debt. Total debt at the end of the first quarter of 2007 was $165.8 million, down $26.4 million from the first quarter of 2006. Net debt was $143.4 million at the end of the first quarter of 2007 versus $126.3 million at fiscal year-end 2006 and $180.9 million at the end of the first quarter of 2006. Adjusted EBITDA for the first quarter of 2007 was $5.5 million versus $8.5 million for the first quarter of 2006, while Adjusted EBITDA for the twelve months ended February 28, 2007 was $44.5 million versus $51.0 million for the twelve months ended February 28, 2006. An explanation of how the Company defines Adjusted EBITDA and net debt and reconciliations of Adjusted EBITDA to income (loss) from continuing operations and net debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

“Despite what continues to be a challenging environment, we remain optimistic about achieving volume and earnings improvement for the full-year 2007,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Due to the considerable seasonality of our business, the first quarter is historically the weakest. The results are not indicative of our expectations for full-year financial performance, and do not reflect underlying improvements being made in our businesses. This historic seasonality was further impacted by very weak conditions in the residential housing industry which adversely affected the carpet markets as well as laminates for kitchen cabinets. For the quarter, the carpet industry volume declines were largely responsible for the year-over-year negative variance in Performance Chemicals. However, leveraging innovative new products, we won new business in a number of chemical product lines during mid-to-late first quarter, and expect net positive year-over-year volume gains in 2007. In Decorative Products,

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margins were impacted by one-time startup costs related to new business gained after the January shutdown of a laminates competitor and the introduction of several new products. We intend to capture new laminate sales in the second quarter as our manufacturing facilities react quickly to new market opportunities.”

Selling, general and administrative (SG&A) expenses declined in the quarter through cost reduction programs despite initial implementation expenses of $0.3 million for the new ERP system in our Decorative Products business and higher self-insured health care plan costs of $0.4 million versus a year ago due to several expensive claims. In addition, the Company is exceeding its targets to reduce SG&A as a result of the fourth quarter 2006 sale of its former Building Products segment.

On March 1 the Company announced that it is eliminating retiree medical coverage for active salary and non-union hourly employees, which will reduce costs by an estimated $1.0 million annually beginning in the third quarter of 2007. OMNOVA’s leverage ratio of net debt-to-Adjusted EBITDA improved to 3.2 times at quarter-end compared to 3.5 times for the quarter ended February 28, 2006. The Company intends to refinance its high-coupon rate debt, currently 11.25%, by the first call date of June 1, 2007, with an expectation today of over 300 basis point interest rate savings, or an estimated $5.0 million per annum.

Performance Chemicals - Net sales during the first quarter of 2007 decreased 3.2% to $105.8 million versus $109.3 million in the first quarter of 2006, driven by volume decreases of 6.0% partially offset by higher selling prices of $2.6 million. After a very weak December, volumes improved throughout the remainder of the quarter. Segment operating profit was $3.6 million for the first quarter of 2007 as compared to $5.2 million for the first quarter of 2006. The year-over-year profit decline is attributable to a double digit decrease in volumes for the carpet product line. The segment’s operating margin was 3.4% for the first quarter of 2007 as compared to 4.8% for the first quarter of 2006. As compared to last year, raw material costs were up $3.0 million during the first quarter of 2007 due to near record-high prices for styrene and butadiene. Transportation costs were $0.7 million higher and health care expenses increased $0.3 million. Focused cost reduction, LEAN SixSigma initiatives and OMNOVA’s SAP enterprise resource system have led to further reductions in SG&A and manufacturing costs. Segment headcount was down 4% versus last year.

During the quarter, volumes in paper chemicals increased year-over-year and above industry trends, positively impacted by additional volume with industry-leading paper and paperboard producers and trialing activity of the Company’s innovative GenCryl® Pt™ product, a high-strength latex binder for high-grade coated paper applications. The Company converted two major paper mills to GenCryl® Pt™ latex late in the quarter. Carpet volumes decreased significantly due to weakness in new residential construction orders and customer inventory corrections, but the Company picked up market share with a new mill converted in the middle of the quarter. The carpet

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industry expects normal seasonal improvement in the second quarter of 2007 as compared, sequentially, to the first quarter of the year, but anticipates volumes to be weaker than the second quarter of 2006. The Company has announced a carpet latex price increase of $0.03 per pound effective for April. Specialty chemicals volumes declined modestly overall but revenues in industrial coating applications increased considerably versus last year as the Company gained market share with several customers. In addition, the Company began shipments to a new disposable non-woven customer. The Company expects year-over-year volume increases in Performance Chemicals for the remainder of 2007, based on recent new customer wins.

In February, the Company and its Calhoun, Georgia bargaining unit employees ratified a new three-year contract. At the Company’s Chester, South Carolina specialty chemicals manufacturing plant, the bargaining unit elected to decertify its union.

Decorative Products - Net sales were $59.0 million during the first quarter of 2007, a decrease of 2.5% versus 2006. Quarterly sales were impacted by seasonal low refurbishment activity, customer inventory reductions and lower new residential housing builds. Segment operating loss was $0.8 million for the first quarter of 2007 as compared to operating profit of $1.2 million for the first quarter of 2006. Included in the first quarter 2007 results were lower raw material costs of $0.7 million and approximately $0.2 million of increased pricing, offset by $1.5 million of higher costs for health care, scrap, trialing of new business, and early stage implementation expenses of a new SAP enterprise resource system. Asian joint venture income declined $0.2 million to $0.1 million in the first quarter of 2007 due primarily to $0.4 million higher expense related to changes in a value-added tax law. Also during the quarter, the joint venture’s Thailand operation experienced a fire at one of its manufacturing plants, damaging two calendering lines. One line was repaired and operating at the end of the quarter, while the second line is expected to restart in April. There have been no supply disruptions to customers, and none are expected, but additional costs were incurred in the first quarter and are expected to continue into the second quarter. The segment’s operating profit for the first quarter of 2007 also included restructuring and severance charges of $0.2 million, items which management excludes when evaluating the results of this segment.

In the contract interiors (formerly commercial wallcovering) product line, the viewnique® digital murals product, which doubled sales in 2006 to $1.9 million, received notification of multi-year awards with several national retail, hospitality, and service organizations with the potential for $2 million of annualized sales. Sales of viewnique® murals are expected to be in excess of $3 million in 2007. Also in contract interiors, the Company, through its strong independent distribution partners, was awarded new multi-year business at several hospitality chains which should exceed $2.5 million per year. The Company’s U.K. business experienced a volume increase of 5% primarily due to new wallcovering designs and patterns introduced in 2006. The coated fabrics product line gained new

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business in the transportation market, and new product trialing activities in the first quarter are expected to result in several launches in the second quarter. Laminates product line sales were impacted by lower kitchen and bath unit builds driven by lower new housing starts. However, the Company won new estimated annualized laminate sales of $4 to $6 million starting in March 2007, after a competitor ceased operations in January. Also, the laminate product line completed qualification testing of new thin gauge films at a major customer, which is expected to result in reduced inventory of sourced product and an improved cost position. Sales of this new product are expected to begin in April 2007.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, March 20, 2007, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, March 27, 2007. A telephone replay will also be available beginning at 2:30 p.m. EDT on March 20, 2007, and ending at 11:59 p.m. EDT on March 27, 2007. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 864859.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes and discontinued operations

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended
	February 28, 2007	February 28, 2006
Performance Chemicals	$105.8	$109.3
Decorative Products	59.0	60.5

Total Sales	$164.8	$169.8

Performance Chemicals	$3.6	$5.2
Decorative Products	(.8)	1.2

Total Segment Operating Profit	2.8 (1)	6.4
Interest expense	(4.7)	(5.2)
Corporate expense	(3.2)	(3.6)

Loss From Continuing Operations Before Income Taxes	$(5.1)	$(2.4)

Capital expenditures	$2.6	$1.5

(1)

Segment operating profit for the 1st quarter of 2007 was impacted by a number of items which are discussed earlier in the release. These items include for the first quarter of 2007 restructuring and severance charges of $0.2 million. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to Adjusted EBITDA and total debt to Net Debt

This earnings release also includes Adjusted EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Adjusted EBITDA is calculated in accordance with the definition of adjusted net earnings from operations as set forth in the Company’s senior secured revolving credit facility dated May 28, 2003, as subsequently amended, and excludes charges for interest, taxes, depreciation and amortization, restructuring and severance, work stoppage, goodwill and trademark write-offs, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, gains or losses on asset sales, and non-cash charges for the 401(k) company match. Net Debt is calculated as total debt less cash, cash equivalents and restricted cash. Adjusted EBITDA and Net Debt are not measures of financial performance under GAAP. Adjusted EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Adjusted EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Adjusted EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because they are commonly used as analytical indicators to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions) Reconciliation of income (loss) from continuing operations to Adjusted EBITDA	Three Months Ended February 28,		Last Twelve Months Ended February 28,
	2007	2006	2007	2006
Income (loss) from continuing operations	$(5.1)	$(2.4)	$.5	$5.5
Interest	4.7	5.2	19.8	21.0
Taxes	—	—	.1	(.3)
Depreciation and amortization	4.9	5.3	19.8	21.0
Restructuring and severance	.3	—	1.7	1.6
Calender line restructuring	—	—	—	1.6
Goodwill and trademark write-offs	—	—	1.0	—
Amortization of deferred financing costs	.2	.2	1.0	1.2
Net earnings of joint ventures less cash dividends	(.1)	(.3)	(1.6)	(1.0)
Gains or losses on asset sales	—	—	—	(1.1)
Non-cash charge for 401(k) company match	.6	.5	2.2	1.5

Adjusted EBITDA	$5.5	$8.5	$44.5	$51.0

(Dollars in millions) Reconciliation of total debt to Net Debt	February 28, 2007	November 30, 2006	February 28, 2006
Total debt	$165.8	$165.0	$192.2
Cash and cash equivalents	(9.9)	(26.4)	(11.3)
Restricted cash	(12.5)	(12.3)	—

Net Debt	$143.4	$126.3	$180.9

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; changes in governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Add 7

OMNOVA Solutions Inc. is a technology-based company with 2006 sales of approximately $700 million and a current workforce of 1,700 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended
	February 28, 2007	February 28, 2006

	(Unaudited)
Net Sales	$164.8	$169.8
Costs and Expenses
Cost of goods sold	134.7	135.7
Selling, general and administrative	25.4	26.1
Depreciation and amortization	4.9	5.3
Restructuring and severance	.3	—
Interest expense	4.7	5.2
Equity (earnings) loss in affiliates, net	(.1)	(.3)
Other expense, net	—	.2

	169.9	172.2

Loss From Continuing Operations Before Income Taxes	(5.1)	(2.4)
Income tax expense	—	—

Loss from continuing operations	(5.1)	(2.4)
Discontinued operation, net of tax
Loss from operations	—	(1.9)

Net Loss	$(5.1)	$(4.3)

Basic and Diluted Loss Per Share
Loss from continuing operations	$(.12)	$(.05)
Loss from discontinued operations	—	(.05)

Net loss per share	$(.12)	$(.10)

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	February 28, 2007	November 30, 2006
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$9.9	$26.4
Accounts receivable, net	96.5	94.4
Inventories	41.8	33.4
Deferred income taxes	.3	.3
Prepaid expenses and other	3.8	3.3

Total Current Assets	152.3	157.8
Restricted cash	12.5	12.3
Property, plant and equipment, net	136.4	138.5
Trademarks and other intangible assets, net	5.4	5.7
Investments in joint ventures	19.7	19.1
Other assets	5.2	5.5

Total Assets	$331.5	$338.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Accounts payable	$63.5	$58.2
Accrued payroll and personal property taxes	11.0	14.2
Accrued interest	4.7	9.3
Employee benefit obligations	5.1	5.1
Other current liabilities	6.1	6.7

Total Current Liabilities	90.4	93.5
Long-term debt	165.8	165.0
Postretirement benefits other than pensions	16.6	17.1
Pension liabilities	4.3	3.0
Deferred income taxes	.3	.3
Other liabilities	9.3	11.5

Total liabilities	286.7	290.4

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 43.1 million shares issued at February 28, 2007 and November 30, 2006, 42.1 million and 42.0 million shares outstanding at February 28, 2007 and November 30, 2006, respectively	4.3	4.3
Additional contributed capital	314.1	313.8
Retained deficit	(241.7)	(236.6)
Treasury stock at cost; 1.0 million and 1.1 million shares at February 28, 2007 and November 30, 2006, respectively	(7.9)	(8.4)
Accumulated other comprehensive loss	(24.0)	(24.6)

Total Shareholders’ Equity	44.8	48.5

Total Liabilities and Shareholders’ Equity	$331.5	$338.9